FOR IMMEDIATE RELEASE	NEWS
February 24, 2021	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS NET INCOME OF $4.4 MILLION,

REVENUE OF $90.7 MILLION AND MINE GROSS PROFIT OF $12.5 MILLION FROM CONTINUING OPERATIONS FOR THE YEAR-ENDED DECEMBER 31, 2020

DENVER – February 24, 2021 – Gold Resource Corporation (NYSE American: GORO) (the “Company”, “We”, “Our” or “GRC”) produced 20,473 gold ounces, 1,189,366 silver ounces, 1,593 copper tonnes, 7,725 lead tonnes and 19,696 zinc tonnes despite the two-month mandatory government shut-down in 2020 of the Don David Gold Mine in response to the worldwide COVID-19 pandemic. For the year ended December 31, 2020, we reported net income of $4.4 million with revenue of $90.7 million and mine gross profit of $12.5 million from continuing operations.

Allen Palmiere, President and CEO, said “Our Don David Gold Mine located in Oaxaca, Mexico delivered solid production results during a demanding 2020 amid the COVID-19 global pandemic. While COVID-19 is expected to remain a challenge in the short to medium term, our team has done an admirable job managing the situation and it is a testament to our operations team and their adaptability and resilience.” Mr. Palmiere went on to say, “I recently had the opportunity to visit the Don David Gold Mine and see firsthand the operations including the construction of the dry stack tailings filtration plant and facilities, which will allow for the efficient storage of tailings, and the completed electrification project which connected us to the power grid, allowing us to reduce diesel fuel consumption by 69%, providing significant cost savings for us while providing access for the first time to electricity to approximately 25,000 homes in the communities in which we operate. In 2020, we earned the Empresa Socialmente Responsable (“ESR” or “Socially Responsible Enterprise”) award for the sixth consecutive year. Accordingly, we are taking a holistic approach to understanding and capitalizing on the foundations laid in the areas of safety, community relations, environmental stewardship, operational excellence and organic growth in order to unlock the value in our highly prospective ground package. The Company finished the year with a strong balance sheet, including $25.4 million in cash, which provides us with flexibility as we move to reinvest capital in Mexico to increase the productivity and the life of the operations.”

Select Strategic, Operational and Financial Results for 2020

Strategic:

●	In addition to a new and highly accomplished CEO, Mr. Allen Palmiere, we have added three new independent directors, Ms. Lila Manassa Murphy, Mr. Joe Driscoll and Mr. Ron Little, to the Board of Directors. These additions to the Company’s leadership add the expertise necessary to focus on unlocking the value of our assets while implementing best in class governance.
●	Successfully spun-off our Nevada Mining Unit to our shareholders.

Operational:

●	The Don David Gold Mine produced 20,473 gold ounces and 1.19 million silver ounces or a total of 30,508 gold equivalent ounces;
●	Don David Gold Mine total cash cost and total all-in sustaining cost, both after by-product credits, per precious metal gold equivalent ounce sold were $784 and $1,365[1], respectively.

Financial:

●	Cash from operating activities was $21.2 million.
●	Working capital from continuing operations at December 31, 2020 of $30.6 million was a 22% increase over December 31, 2019.

2021 Guidance

The Company’s focus is on unlocking the value of the mine, existing infrastructure, and large property position and therefore we plan to make significant investments in Oaxaca, Mexico for infrastructure and exploration in 2021. The majority of the exploration work is expected to be spent on drilling and exploration drifts at the Aguila project with the objective to increase our estimate of proven and probable reserves. Metal production is expected to increase slightly over 2020 as we focus on operational excellence and improved operating margins reflected in a reduced cash cost per ounce after by-product credits.

Measure	2021 Guidance
Payable Production	19,500 to 21,500 Gold Ounces 1,700,000 to 1,800,000 Silver Ounces
Cash Costs after by-product credits per gold equivalent (“AuEq”) ounce[1,2]	$210 to $225
All-in Sustaining Costs after by-product credits per AuEq ounce[1,2]	$800 to $900
Capital Investment	$22.0 million to include: -Gold Regrind $1.9 million -Dry Stack Completion $6.2 million -Underground Development $9.8 million -Other Sustaining $4.1 million
Exploration Commitment	$7.2 million to include: -Surface Exploration $3.0 million -Underground Drilling $2.6 million -Exploration Development $1.6 million
G & A	$6.0 million to $6.5 million, excluding Stock-based Compensation & Restructuring

1Calculations of cash cost per after by-product credits per gold equivalent ounce and all-in sustaining cost after by-product credits per gold equivalent ounce are non-GAAP financial measures. Please see the Non-GAAP Measures section of the Management's Discussion and Analysis and Results of Operations of the December 31, 2020 Form 10K for a complete reconciliation of the non-GAAP measures.

2 By-product credits are based on approximately 8,000 tonnes of lead sold at an $0.80 per pound metal price, approximately 1,800 tonnes of copper sold at a $2.80 per pound metal prices and 21,000 tonnes of zinc sold at a $1.04 per pound metal price.

GRC Q4 and Year-End Conference Call:

We would like to remind readers that we will be hosting a conference call tomorrow Thursday, February 25, 2021 at 10:00 a.m. ET.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer and Kim Perry, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link: https://www.webcaster4.com/Webcast/Page/2361/39993.

To join the call via telephone please use one of the following dial-in details:
Toll Free: 888-506-0062
International: 973-528-0011

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico.  The Company’s focus is on unlocking the value of the mine, existing infrastructure, and large property position.  For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward- looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward- looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, the scope, duration, and impact of the COVID-19 pandemic on mining operations, Company employees, and supply chains as well as the scope, duration and impact of government action aimed at mitigating the pandemic may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking information. Also, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10- K filed with the SEC.

Contacts:

Ann Wilkinson

Vice President, Investor Relations and Corporate Affairs

Ann.Wilkinson@GRC-USA.com

www.goldresourcecorp.com